EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Heritage Money Market Fund and Municipal Money Market Fund, two Funds of Wells Fargo Funds Trust, dated December 21, 2005, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 1, 2006